 ASSET TRANSFER AGREEMENT

by and between

CANNABIS SUISSE CORP.

and

CANNABIS SUISSE LLC

and

CECILLIA MERIGE JENSEN

dated as of

November 23, 2020

This Asset Transfer Agreement (the “Agreement”) is entered into as of November 23, 2020 by and between Cannabis Suisse Corp., a Nevada corporation (the “Transferor”); Cannabis Suisse LLC, a limited liability company organized under the laws of the Wyoming (“Company”) and Cecillia Merige Jensen (“Transferee”). Each of the Transferor, the Transferee and the Company may, from time to time, be referred to individually herein as a “Party” and collectively as the “Parties.”

RECITALS:

WHEREAS, the Transferor is the owner of all right, title and interest to one hundred percent (100%) of the Company including all right, title and interest to one hundred percent (100%) of Grow Factory GmbH (“Transferor Assets”); the Transferor is traded on OTC Markets under the ticker CSUI; and

WHEREAS, the Transferee, Cecillia Merige Jensen, is an Estonian individual; and

WHEREAS, the Parties desire to enter into a series of transactions pursuant to which (i) Transferor will commit to transfer to the order of the Transferee the Transferor Assets and (ii) Transferee will commit to transfer and assign CSUI Shares to the Transferor in one transaction that are exempt from registration under the 1933 Act pursuant to Section 4(a)(2) thereof and Regulation D thereunder, subject to certain requirements regarding the timing and amount of such transfers, in each case, on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the board of directors of the Transferor (the “Transferor Board”) has, in connection with the contemplated transfer of the Transferor Assets pursuant to this Agreement,

(i) approved of the Transferor’s entrance into this Agreement between the Transferor, the Transferee and the Company; and

 (ii) approved the transfer by the Transferor of the Transferor Assets; and

 (iii) determined that the Contemplated Transactions are advisable and in the best interests of the Transferor; and

WHEREAS, in connection with the contemplated transactions pursuant to this present Agreement, the Transferor desires to amend its organizational documents in accordance with the outcome of the Agreement; and

WHEREAS, the transactions contemplated by this present Agreement will result in (i) transfer of the Transferor Assets to the order of the Transferee and (ii) an “assignment” and transfer of CSUI shares owned by the Transferee to the Transferor; and

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01.      Certain Defined Terms. As used in this Agreement, the following terms shall have the following respective meanings:

“Closing Date” means the date on which the Asset Transfer Agreement is signed by all the Parties but no later than November 30, 2020.

“CSUI Shares” means 10,000,000 restricted shares of Cannabis Suisse Corp., free and clear of any and all liens and encumbrances, CUSIP: 13767A 103.

“GAAP” means generally accepted accounting principles in the United States as in effect on the date hereof.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory (including stock exchanges), self-regulatory or administrative authority, department, court, commission, arbitral authority, agency, official, or any other governmental body, including any political subdivision thereof.

“Governmental Authorization” means any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Applicable Law.

“Intellectual Property Rights” means (i) trademarks, trade names, service marks, brand names, certification marks, trade dress, domain names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application, (ii) inventions and discoveries, whether patentable or not, in any jurisdiction, patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction, (iii) Trade Secrets, (iv) writings and other works, whether copyrightable or not, in any jurisdiction, and any and all copyright rights, whether registered or not, and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof, (v) moral rights, database rights, design rights, industrial property rights, publicity rights and privacy rights, (vi) licenses and approvals, and (vii) any similar intellectual property or proprietary rights.

“Knowledge” means (a) with respect to a Person that is a natural person, the actual knowledge of such Person, and (b) with respect to a Person that is not a natural person, the actual knowledge of such Person’s officers, directors and managers and the officers, directors and managers of such Person’s investment adviser as of immediately prior to the consummation of the Contemplated Transactions, in each case after reasonable inquiry.

“Lien” means any mortgage, lien, pledge, charge, security interest, encumbrance, option, right of first refusal, right of first offer, license or other adverse claim of any kind or nature whatsoever (including any limitation on the sale, transfer or other disposition or exercise of any attribute of ownership). For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Nevada Law” means the Nevada Revised Statutes.

“Material Adverse Effect” means with respect to any Party, a change, event, effect or development that, individually or in the aggregate, (a) has or would reasonably be expected to have a material adverse effect on the condition (financial or otherwise), business, assets, liabilities or results of operations of such Party and its Subsidiaries, taken as a whole, excluding any effect resulting from (i) changes after the date hereof in the financial or securities markets or general economic or political conditions in the United States not having a materially disproportionate effect on such Party and its Subsidiaries, taken as a whole, relative to other participants of a similar size in the industry in which such Party and its Subsidiaries operate, (ii) changes after the date hereof to GAAP or Applicable Laws generally affecting the industry in which such Party and its Subsidiaries operate and not specifically relating to or having a materially disproportionate effect on such Party and its Subsidiaries, taken as a whole, relative to other participants of a similar size in the industry in which such Party and its Subsidiaries operate, (iii) acts of war, sabotage or terrorism or natural disasters involving the United States of America not having a materially disproportionate effect on such Party and its Subsidiaries, taken as a whole, relative to other participants of a similar size in the industry in which such Party and its Subsidiaries operate, (iv) the announcement or consummation of the Contemplated Transactions, or (v) any failure by such Party and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (it being understood that this clause (v) shall not prevent a Party from asserting that any fact, change, event, occurrence or effect that may have contributed to such failure independently constitutes or contributes to a Material Adverse Effect), or (b) materially impairs, or would reasonably be expected to materially impair, such Party’s ability to consummate the Contemplated Transactions on the terms set forth in this Agreement.

“Organizational Documents” means, with respect to a Person other than a natural person, (i) the charter, articles or certificate of incorporation and the bylaws of a corporation; (ii) the certificate of formation and operating agreement of a limited liability Transferee, (iii) the partnership agreement and any statement of partnership of a general partnership; (iv) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (v) any charter or similar document adopted or filed in connection with the creation, formation, or organization of any other Person; (vi) and stockholders or similar agreement among equity holders of any Person; and (vii) any duly and validly adopted amendment to any of the foregoing.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the Securities and Exchange Commission.

“Tax” or “Taxes” means any tax, governmental fee or other like assessment or charge of any kind whatsoever (including, without limitation, all federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, value added and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon), together with any interest, penalty, addition to tax or additional amount imposed by any Taxing Authority.

“Tax Return” means any report, return, document, declaration or other information or filing (including any schedule or attachment thereto or amendment thereof) supplied or required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

“Trade Secrets” means trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any Person.

“Transfer” means, with respect to Transferor Assets, (i) when used as a verb, to sell, assign, dispose of, exchange, pledge, encumber, hypothecate or otherwise transfer such assets or any economic participation or interest therein, whether directly or indirectly, or agree or commit to do any of the foregoing and (ii) when used as a noun, a direct or indirect sale, assignment, disposition, exchange, pledge, encumbrance, hypothecation or other transfer of such assets or any participation or interest therein or any agreement or commitment to do any of the foregoing.

“Transferor Assets” means all right, title and interest to one hundred percent (100%) of the Company including all right, title and interest to one hundred percent (100%) of Grow Factory GmbH.

“1933 Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

ARTICLE 2

AGREEMENT TO TRANSFER ASSETS AND TAKE OTHER ACTIONS

Section 2.01.       Asset Transfer.

 Subject to the terms and conditions hereof, during the period commencing on the Closing Date, Transferor shall assign, transfer, convey, deliver and (if applicable) sell to Transferee , and Transferee shall acquire, accept and (if applicable) purchase from the Transferor all of Transferor’s respective right, title and interest in and to all the Transferor Assets, free and clear of all liens and encumbrances.

Section 2.02.      Stock Transfer.

Subject to the terms and conditions hereof, during the period commencing on the Closing Date, Transferee shall assign, transfer, convey, deliver and (if applicable) sell to Transferor , and Transferor shall acquire, accept and (if applicable) purchase from the Transferee the CSUI Shares, free and clear of all liens and encumbrances.

Section 2.03.      Amendment to Transferor Organizational Documents; Directors and Officers.

    Subject to and effective upon the Closing, the Transferor Board shall take all action necessary so that:

(i)     all the applicable corporate documents of the Transferor are updated in order to contain the changes in the number of officers and members of the Transferor Board adopted herein.

ARTICLE 3

CLOSING; DELIVERY

Section 3.01.       Closing.

On the terms and subject to the conditions set forth in this Agreement, the closing of the Contemplated Transactions (the “Closing”), shall take place at such location that is agreed upon by Transferor and Transferee as soon as reasonably practical. The date on which the Closing occurs shall be referred to as the “Closing Date.”

Section 3.02.       Closing Deliveries.

(a)      At the Closing, the Transferor will deliver to Transferee:

(i)     any right, title and interest in, to and under 100% assets and liabilities of the Company, including all of its debts and loans to and from any related parties, free and clear of all liens, claims, charges and encumbrances;

(ii)    any right, title and interest in, to and under 100% assets and liabilities of Grow Factory GmbH, including all of its debts and loans to and from any related parties, free and clear of all liens, claims, charges and encumbrances;

(iii)   all Intellectual Property related to the Company (which includes all copyrights and licenses incorporated or embodied in any products or services sold by the Company), including and all physical and tangible materials incorporating or embodying the same;

(iv)     separate balance sheet of the Company indicating all of its assets and liabilities;

(v)     separate balance sheet of the Grow Factory indicating all of its assets and liabilities;

(b)      At the Closing, the Transferee will deliver to the Transferor

(i)     any right, title and interest in, to and under CSUI Shares, free and clear of all liens, claims, charges and encumbrances.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE TRANSFEROR

The Transferor represents and warrants to other Parties as follows:

Section 4.01.      Corporate Existence and Power; Subsidiaries.

(a)      The Transferor is a corporation duly incorporated and validly existing under the laws of the State of Nevada. The Transferor has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. The Transferor has made available to Transferee true, complete and correct copies of the organizational documents of the Transferor as currently in effect as of the date hereof. The Transferor is not in violation of its Organizational Documents in any material respect.

(b)      The Transferor is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not be, individually or in the aggregate, material to the Transferor and its Subsidiaries, taken as a whole.

Section 4.02.      Corporate Authorization.

The Transferor has full corporate power and authority to execute and deliver this Agreement and to consummate the Contemplated Transactions. At a meeting duly called and held, the Transferor Board unanimously determined that this Agreement and the Contemplated Transactions are in the best interests of the Transferor and the Transferor Stockholders unanimously approved this Agreement and the Contemplated Transactions. No other corporate proceedings on the part of the Transferor are necessary to approve this Agreement or the Contemplated Transactions. This Agreement has been duly and validly executed and delivered by the Transferor and (assuming due authorization, execution and delivery by Transferee) constitutes a valid and binding agreement of the Transferor enforceable against the Transferor in accordance with its terms.

Section 4.03.      Non-contravention; Consents and Approvals.

The execution, delivery and performance by the Transferor of this Agreement and the consummation of the Contemplated Transactions in accordance with the terms and conditions hereof do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the Organizational Documents of the Transferor, as amended or restated, (b) contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (c) require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Transferor or any of its Subsidiaries is entitled under any provision of any Contract or other instrument binding upon the Transferor or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Transferor and its Subsidiaries or (d) result in the creation or imposition of any Lien.

Section 4.04.      Capitalization.

     The authorized stock of the Transferor consists of 250,000,000 shares of Transferor Common Stock. As of the date hereof, all outstanding shares of stock of the Transferor have been duly authorized and validly issued, are fully paid and nonassessable and are free of preemptive rights, whether arising under Nevada Law or the Organizational Documents of the Transferor, or any Contract to which or by which the Transferor or any of its Subsidiaries is a party or otherwise subject or bound or to which or by which any property, business, operation or right of the Transferor or any of its Subsidiaries is subject or bound.

Section 4.05.      SEC Filings and the Sarbanes-Oxley Act.

(a)      The Transferor will timely file with or furnish to the SEC true and correct copies of all final reports, schedules, forms, statements, prospectuses, registration statements and other documents, together with any amendments required to be made with respect thereto, that are required to be filed or furnished in connection with the transactions contemplated herein and will pay all fees and assessments due and payable in connection therewith.

(b)      As of its filing date (and as of the date of any amendment), each Transferor SEC Document complied, and each Transferor SEC Document filed subsequent to the date hereof will comply, as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be. As of the date of this Agreement, there are no outstanding or unresolved comments from the SEC with respect to any Transferor SEC Document and, as of the date of this Agreement, to the Transferor’s knowledge, no Transferee SEC Document is subject to any ongoing review by the SEC.

(c)      The Transferor has established and maintains a system of internal control over financial reporting (as defined in Rule 13a-15(f) under the 1934 Act) which is effective in providing reasonable assurance regarding the reliability of the Transferor’s financial reporting and the preparation of the Transferor’s financial statements for external purposes in accordance with GAAP. The Transferor has disclosed, based on its most recent evaluation of its internal control over financial reporting prior to the date hereof, to its auditors and the audit committee of the Transferor Board (i) any significant deficiencies or material weaknesses in the design or operation of the Transferor’s internal control over financial reporting which are reasonably likely to adversely affect the Transferor’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Transferor’s internal control over financial reporting.

Section 4.06.      Legal Proceedings; Compliance with Applicable Law.

(a)      There is no action, suit, investigation or proceeding pending against, or, to the knowledge of the Transferor, threatened in writing against, the Transferor or any of its Subsidiaries, any present or former officer, director or employee of the Transferor or any of its Subsidiaries or any of their respective properties before (or, in the case of threatened actions, suits, investigations or proceedings, would be before) or by any Governmental Authority or arbitrator, that, if determined or resolved adversely in accordance with the plaintiff’s demands, would reasonably be expected to result in, individually or in the aggregate, a material liability of the Transferor.

Section 4.07.      Taxes.

(a)      Each of the Transferor and its Subsidiaries dedicated its best efforts to (i) duly and timely filing (including all applicable extensions) all federal, state, local and foreign income and other material Tax Returns required to be filed by it on or prior to the date of this Agreement and all such Tax Returns are accurate, correct and complete, (ii) paying all Taxes whether or not shown thereon as due and (iii) duly paying or making provision for the payment of all Taxes that are incurred or are due or claimed to be due from it by the Internal Revenue Service or any other federal, state, foreign or local taxing authorities, other than Taxes that are not yet due or are being contested in good faith, are not finally determined and are adequately reserved against under GAAP.

(b)      The Transferor has complied in all material respects with all Applicable Law relating to the payment and withholding of Taxes and have, within the time and in the manner prescribed by such Applicable Law, withheld from and paid over all amounts required to be so withheld and paid over under such Applicable Law.

(c)      There are no Liens for Taxes upon the assets of the Transferor.

Section 4.08.      No Additional Representations.  Neither the Transferor nor any other Person makes any express or implied representation or warranty with respect to the Transferor or its business, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Transferor hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Transferor nor any other Person makes or has made any representation or warranty to Transferee or any of its Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate or budget relating to the Transferor or its business or (ii) any oral or written information presented to Transferee or any of its Affiliates or Representatives in the course of their due diligence investigation of the Transferor, the negotiation of this Agreement or the Contemplated Transactions, in each case unless and to the extent that any such information is expressly included in the representations and warranties made by the Transferor.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF TRANSFEREE

Transferee represents and warrants to other Parties as follows:

Section 5.01.      Non-contravention. The execution, delivery and performance by Transferee of this Agreement and the consummation by Transferee of the Contemplated Transactions do not and will not (a) require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Transferee is entitled under any provision of any Contract, agreement or other instrument binding upon Transferee or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of Transferee or (b) result in the creation or imposition of any Lien on any asset of Transferee, with only such exceptions as would not reasonably be expected to be, individually or in the aggregate, material to Transferee.

Section 5.02.      Compliance with Laws and Court Orders. Transferee is in compliance with, and to its knowledge is not under an investigation with respect to and has not been threatened to be charged with or given written notice of any violation of, any Applicable Law. To the knowledge of Transferee, there is no judgment, decree, injunction, rule or order of any arbitrator or Governmental Authority outstanding against Transferee. Transferee has no knowledge as of the date hereof of any investigations or charges that in any manner seeks to prevent, enjoin, alter or materially delay the Contemplated Transactions.

Section 5.03.      Litigation. As of the date hereof, there is no action, suit, investigation or proceeding pending against, or, to its knowledge, threatened against or affecting, Transferee or any of its properties or assets (or, in the case of threatened actions, suits, investigations or proceedings, would be before) or by any Governmental Authority or arbitrator that, if determined or resolved adversely in accordance with the plaintiff’s demands, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.04.      Transfer for Own Account. The CSUI Shares will be transferred by Transferee to the principal owner of Transferor, not as a nominee or agent, and not with a view to or in connection with the public sale or public distribution of any CSUI Shares. Transferee is not acting as an agent, representative, intermediary, nominee, derivative counterparty or in a similar capacity for any other Person, nominee account or beneficial owner. Current owner of CSUI Shares is able to bear the economic risk of holding the CSUI Shares for an indefinite period (including total loss of its investment) and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment in CSUI Shares.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF COMPANY

The Company represents and warrants to other Parties as follows:

Section 6.01.      Corporate Existence; Power and Authority; Enforceability. Company is duly formed, validly existing and in good standing under the laws of the state of Wyoming and has all corporate or entity powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. The execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions are within the corporate or entity powers of Company and have been duly authorized by all necessary corporate or entity action.

ARTICLE 7

COVENANTS OF TRANSFEROR AND TRANSFEREE

The Parties hereto agree that:

Section 7.01.      Access to Information. From the date hereof until the Closing Date and subject to Applicable Law and the Confidentiality Agreement, the Transferor shall (i) give to Transferee, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of the Transferor and its Subsidiaries, (ii) furnish to Transferee, its counsel, financial advisors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct its employees, counsel, financial advisors, auditors and other authorized representatives to cooperate with Transferee in its investigation. Any investigation shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Transferor. No information or knowledge obtained in any investigation shall be deemed to modify any representation or warranty made by the Transferor hereunder.

Section 7.02.      Notices of Certain Events. Each of the Transferor and Transferee shall promptly notify the other of:

(a)      any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Contemplated Transactions;

(b)      any notice or other communication from any Governmental Authority in connection with the Contemplated Transactions;

(c)      any failure of that Party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder;

Section 7.03.      Confidentiality.

(a)      Prior to the Closing Date and after any termination of this Agreement, Transferor and the Transferee shall, and shall use their reasonable best efforts to cause their respective Representatives to hold in confidence all non-public documents and information (whether written or oral) concerning the other Party furnished to it or its Affiliates in connection with the Contemplated Transactions (“Confidential Information”), except to the extent that a Party can reasonably demonstrate that such information was (i) previously known by such Party or its Representatives on a nonconfidential basis, (ii) later lawfully acquired by such Party or its Representatives from sources other than the other Party or its Representatives or (iii) independently developed or acquired by such Party or its Representatives;

(b)      If a Party or its Representatives is required in connection with any Proceeding or by Applicable Law to disclose any Confidential Information, such Party shall, to the extent legally permissible, promptly notify the other Party in writing so that such Party may seek an appropriate protective order. In the absence of any such protective order or waiver, the Party required to disclose Confidential Information shall disclose only that portion of the Confidential Information that such Party is advised by its counsel is legally required to be disclosed. Notwithstanding the foregoing, no such notice shall be required in connection with the disclosure of any Confidential Information pursuant to any routine audit or regulatory examination that does not specifically target the Transferor or Transferee.

(c)      If this Agreement is terminated, Transferor and Transferee shall, and shall use their respective reasonable best efforts to cause their respective Representatives to, destroy or deliver to the other Party, upon request, all documents and other materials, and all copies thereof, that it or its Representatives obtained, or that were obtained on their behalf, from the other Party or its Representatives in connection with this Agreement; provided, however, that each of Transferor and Transferee (i) may retain such Confidential Information to the extent required by Applicable Law or their respective bona fide document retention policies and (ii) are not required to destroy any computer records or files containing such confidential information that have been created pursuant to automatic archiving and back-up procedures and that cannot be reasonably deleted. Any confidential information so retained by Transferor or Transferee pursuant to the foregoing sentence shall continue to be held in strict confidence in accordance with the terms and conditions of this Agreement.

Section 7.04.      Business in the Ordinary Course. Except as expressly contemplated by this Agreement, starting on Closing Date, the Parties will conduct their respective businesses in the ordinary course in a manner consistent with past practice. Without limiting the generality of the foregoing, the Parties hereby express the intention of developing their respective businesses separately in a manner they deem rational.

ARTICLE 8

TERMINATION

Section 8.01.      Termination. This Agreement may be terminated, and the Contemplated Transactions may be abandoned at any time prior to the Closing Date:

(a)      by mutual written agreement of Transferor and Transferee;

(b)      by Transferor in case of a:

     (i) breach of any representation or warranty;

    (ii) failure to deliver the CSUI shares to the Transferor before November 30, 2020.

The Party desiring to terminate this Agreement shall give notice of such termination to the other Party.

ARTICLE 9

MISCELLANEOUS

Section 9.01.      Notices. All notices, requests and other communications to any Party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a confirmation of receipt of such email (which may be electronic) is received) and shall be given, if to Transferor, to:

Lerzenstrasse 12,

8953 Dietikon, Switzerland

support@cannabissuissecorp.com

if to Transferee, to:

30 N Gould St Ste R

Sheridan WY 82801

cecillia.m.jensen@cannabissuisse.biz

or to such other address or facsimile number as such Party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding business day in the place of receipt.

Section 9.02.      Non survival of Representations and Warranties.

None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing; provided, however, that all covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Closing Date shall, to the extent contemplated to be performed after the Closing, survive the Closing in accordance with their respective terms.

Section 9.03.      Amendments and Waivers.

 (a)     Any provision of this Agreement may be amended or waived prior to the Closing Date if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party to this Agreement or, in the case of a waiver, by each Party against whom the waiver is to be effective;

(b)      No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 9.04.      Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to the conflicts of law rules of such state.

Section 9.05.      Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS.

Section 9.06.      Entire Agreement. This Agreement and those documents expressly referred to herein or therein constitute the entire agreement between the Parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the Parties with respect to the subject matter of this Agreement.

Section 9.07.      Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Contemplated Transactions is not affected in any manner materially adverse to either Party. Upon such determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Contemplated Transactions be consummated as originally contemplated to the fullest extent possible.

Section 9.08.      Specific Performance. The Parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any Court, in addition to any other remedy to which they are entitled at law or in equity.

[Remainder of page intentionally left blank; Signature page follows.]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year herein above first written.

CANNABIS SUISSE CORP.

By:	/s/ Suneetha Nandana Silva Sudusinghe
Name: Suneetha Nandana Silva Sudusinghe
Title: President

CANNABIS SUISSE LLC

By:	/s/ Cecillia Jensen
Name: Cecillia Jensen
Title: Owner

CECILLIA MERIGE JENSEN

By:	/s/ Cecillia Jensen
Name: Cecillia Jensen
Title: Individual